Filed Pursuant to Rule 433

Registration No. 333-193695-02

March 12, 2014

PRICING TERM SHEET

(to Preliminary Prospectus Supplement dated March 12, 2014)

Issuer:	CenterPoint Energy Houston Electric, LLC

Security:	4.50% General Mortgage Bonds, Series X, due 2044

Legal Format:	SEC Registered

Anticipated Ratings*:	A1/A/A (Moody’s/S&P/Fitch)

Size:	$600,000,000

Trade Date:	March 12, 2014

Expected Settlement Date:	March 17, 2014

Maturity Date:	April 1, 2044

Interest Payment Dates:	April 1 and October 1, commencing October 1, 2014

Coupon:	4.50%

Price to Public:	98.925%

Benchmark Treasury:	3.750% due November 15, 2043

Benchmark Treasury Yield:	3.666%

Spread to Benchmark Treasury:	+90 basis points

Re-offer Yield:	4.566%

Optional Redemption:	Prior to October 1, 2043, greater of 100% or make-whole at a discount rate of Treasury plus 15 basis points; and on or after October 1, 2043, 100% plus, in either case, accrued and unpaid interest.

CUSIP:	15189X AN8

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Wells Fargo Securities, LLC
Mitsubishi UFJ Securities (USA), Inc.
SunTrust Robinson Humphrey, Inc.

Co-Managers:	Barclays Capital Inc.
Comerica Securities, Inc.
J.P. Morgan Securities LLC
Mizuho Securities USA Inc.
PNC Capital Markets LLC
RBC Capital Markets, LLC
U.S. Bancorp Investments, Inc.
UBS Securities LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037, Deutsche Bank Securities Inc. toll free at 1-800-503-4611, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Wells Fargo Securities, LLC toll free at 1-800-326-5897.